Exhibit (10.6)

INNER MONGOLIA 1ST. HIGH SCHOOL CAMPUS NETWORK CONTRACT



Party A: Inner Mongolia 1st. High School
Party B: Tengtu Culture & Electronics Development Co. Ltd.

1.       Scope of Project
         1.1 Purchase of software, hardware and related materials for the Local Area Network (LAN);
         1.2 Comprehensive cable installation for the network; 1.3 Installation, tuning and testing of hardware; 1.4 Installation, tuning and testing of system software; 1.5 Installation, tuning and testing of user application software; 1.6 Other reasonable and necessary tasks.

2.       Cost of Project
         2.1   Cost: RMB 1.95 Million
         2.2 Training of network administrators and operators of Party A will be performed by Party B free of charge;
         2.3   Party A has no liability to pay for any other charges.

3.       Methods of Payment
         Party A will make payment for this project to Party B in four stages:
         Stage 1: 30% of the contract cost will be paid three working days after signing of this contract;
         Stage 2: 40% of the contract cost on completion of cable installation and renovation;
         Stage 3: 25% of the contract cost on completion of the project, subject to satisfaction with the commissioning results;
         Stage 4: balance will be paid within two months of the date when the acceptance certificate of the system is signed.
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4.       Rights and Liabilities of Party A
         Party A will designate Mr. Liao Song to be their representative responsible for the Computerized Teaching Research Room. Party A can change the representative any time should it consider necessary, but requires to inform Party B in time.
         4.1 Party B's project schemes, based upon the information nodes distribution chart provided by Party A, shall be certified by Party A;
         4.2 Party A must make payments for the project on time according to the "funds usage plan" agreed by both partie. Method of payment is by "account transfer cheque";
         4.3 Party A has the right to designate hardware suppliers with purchase implemented by Party B. If Party A does not designate any hardware supplier, Party B shall be directly responsible for the purchase of the hardware;
         4.4 If Party A considers that the specifications, types and quality of the software, hardware and various materials purchased by Party B have any problems, Party B must stop using these products and provide reliable evidence for their quality compliance for Party A's approval before resuming using the same products;
         4.5 If there was evidence that there were major or hidden quality problems with the implementation of the project, Party A has the right to order Party B to stop the project until the problems are resolved; and the project can only be resumed with the written approval of Party A. Should there be quality problems repeatedly, Party A has the right to terminate the contract and seek compensation from Party B;
         4.6 Should there be any evidence that damage to the network hardware was caused by Party A not operating according to the operating method stipulated by Party B, the latter party has the reliability to repair the faulty hardware with the incurred cost paid by Party A;
         4.7 Party A will provide Party B with water and electricity, and temporary storage rooms for equipment, tools and materials free of charge.

5.       Rights and Liabilities of Party B
         5.1 Party B shall provide proof for the qualification of the four technical representatives designated for the testing of the system, two each for hardware and software. Should Party B change any of those technicians, they shall be approved by Party A. Party A shall consult Party B should the former party consider it necessary to change the technicians and the latter party will make the changes;
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         5.2      If Party A Cannot make payment 5 working days or more after the date as stipulated in the "funds usage plan", Party B can remind Party A in writing. If Party A still cannot make the payment 5 working days after the reminding note, Party B can consider this as deliberate delay of payment and stops implementation of the project as well as seeking compensation;
         5.3 Party B shall implement the project according to the mutually agreed project progress plan. If actual situation changes, the progress plan can be adjusted after consultation.
         5.4 The supplier names, methods of communications, functional specifications and quality assurance certificates must be attached to the software, hardware and related materials purchased by Party B. If such evidence is not available, Party A can reject Party B from using these products. The same products can only be used until relevant documents are available and approved by Party A;
         5.5 In the process of the project, Party B shall report its progress (including compilation of software) to Party A in time in order to obtain the latter party's understanding and coordination.

6.       Training of Personnel of Party A
         Party B shall provide necessary training to the network administrators and operators according to the mutually agreed training plan. Party B will provide all training material and arrange all other training activities free of charge. For those who cannot take part in the group training due to work, Party B will provide them with free complementary training within 5 working days after Party A's request.

7.       Commissioning and System Trial Run
         Within 5 days after completion of the project, Party A will organize specialist group to perform commissioning on hardware, system software, comprehensive cable layout and application software. The commissioning standard will be based on the current National Standard.
         7.1 Party B can appeal the commissioning conclusion should it deem necessary and the report will be revised by the Commissioning Specialist Group as long as the reasons are established;






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         7.2      Should any defects found from commissioning, Party B will
                  clear all these faults unconditionally and free of charge. If effective repair is impossible, rework shall be carried out and Party A can seek compensation from Party B.
         7.3 The network system will undergo a 6-month trial run after passing the commissioning. If defects are found in the software during this period, Party B must carry out effective repair in time and free of charge.

8.       Maintenance and Upgrading of Software and Hardware
         Party B shall undertake these tasks based on the following reasons:
         1) Application software unable to meet the requirements of Party A due to inadequate and careless user survey;
         2) Original software unable to meet Party A's requirements due to business expansion and reorganization;
         3) Advance in computer technology making Party A's LAN unable to meet its demand;
         4)    Damage to the LAN hardware due to unexpected reasons;
         5) Defects in design and project implementation caused by Party B thus making Party A unable to use the LAN in a convenient and normal manner.
         Maintenance of the LAN shall be free of charge for a period of 24 months, commencing from the next day after the commissioning certificate is signed and issued.
                  Maintenance for the above situations is charged according to the following scheme:
         Reason 1:   Party B shall perform the survey again and provide free
                     software maintenance.
         Reason 2:   Both parties will discuss and agree the methods and charges for the maintenance and upgrading;
         Reason 3:   Party B will provide maintenance at cost price;
         Reason 4:   Within the software warranty period, Party B will carry
                     out maintenance unconditionally. Upon its expiration,
                     maintenance shall be provided at cost price.
         Reason 5:   Apart from providing unconditional maintenance by Party
                     B, Party A will seek compensation from Party B.

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9.       Responsibilities of Infringement of Contract
         9.1 If delay or termination of the project is caused by Party A who has not made payment according to the terms of the contract, Party A shall compensate the loss incurred by Party B according to the current bank loan rate and the number of days delayed (at RMB 200 per day). Also, the project implementation period will be extended accordingly;
         9.2 If Party B has not implemented the project according to the mutually agreed plan, Party B must submit a "work expedition plan" in writing in order to ensure that the project schedule meets the requirements. Any cost increases due to work expedition shall be born by Party B and party B must compensate Party A for the project delay at RMB 230 per day;
         9.3 If Party A terminates the contract due to Party B's responsibility, the latter party must refund the former party, which is equivalent to the payment already made by Party A less the cost of the hardware already purchased within 5 working days; and also indemnify Party A with an equivalent of 5% of the returned payment;
         9.4 If Party A's LAN cannot be used in a convenient or normal manner due to design deficiency caused by Party B, the latter party must rectify such deficiencies and compensate the loss of the former party. The amount of compensation will be determined separately according to the extent of the loss;
         9.5 If Party B has not carried out network maintenance, requested by Party A, within the time limit as stipulated in the contract, the former party must produce acceptable evidence to the latter party and perform maintenance as soon as possible in order to eliminate the infringement responsibility; otherwise, the compensation amount shall be RMB 50 per event per hour;
         9.6 If the software and technical documents provided to Party A by Party B are incomplete and inconsistent, Party B must rectify this deficiency within 10 working days and seek Party A's understanding; otherwise, compensation must be made by Party B for RMB 2,000;
         9.7 For the project deficiencies identified in the final commissioning, Party B will undertake the maintenance according to the contract and compensate the loss of Party A. The compensation amount is to be determined through mutual consultation but will not be less than RMB 5,000 per item.
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10.      Others


         10.1 A maintenance logbook is to be established immediately after Party A's network system has passed the commissioning. Subsequent software and hardware maintenance activities will be logged for each event in detail and signed by both parties;
         10.2 Any terms of this contract which may have conflicts with the national laws and regulations will be based on the same laws and regulation.




Party A : Inner Mongolia 1st. High School    Party B :Tengtu Culture & Education
                                                      Electronics Development
                                                      Co. Ltd.


Legal Representative:                        Legal Representative:




August 25, 2000                              July 24, 2000



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